Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
XM Satellite Radio Holdings Inc.:
We consent to the incorporation by reference in the prospectus supplement of Sirius Satellite Radio Inc., to offer shares of common stock of Sirius Satellite Radio Inc. that may be issued upon conversion of convertible notes and warrants of XM Satellite Radio Holdings Inc., of our reports dated February 28, 2008 with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2007, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, and to the reference to our firm under the heading “Experts” in the prospectus supplement.
Our report with respect to the consolidated financial statements refers to the Company’s change in the method of accounting for stock-based compensation effective January 1, 2006.

/s/ KPMG LLP
McLean, VA
July 25, 2008